Exhibit j(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
ING Equity Trust
We consent to the use of our report dated July 27, 2006, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
June 5, 2007